Advanced Energy Announces Departure of President & COO

DENVER, Colo., November 2, 2020 — Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in highly engineered, precision power conversion, measurement and control solutions, today announced that Neil Brinker, the company’s President & Chief Operating Officer, has decided to leave the company and return to the Midwest due to family reasons. Mr. Brinker will assist in the transition process through the end of November. Yuval Wasserman, the company’s Chief Executive Officer, will assume the position of President immediately.

“My decision to resign is due to family circumstances,” stated Mr. Brinker. “I regret the sudden nature of this decision but believe that it is in the best interests of my family and the organization. I have great confidence in the company and wish everyone continued success.”

“On behalf of the Board and management team, I want to thank Neil for his service to Advanced Energy and wish him and his family the very best,” stated Yuval Wasserman, Chief Executive Officer.

Mr. Brinker’s resignation is not a reflection on the company’s results of operations and was not the result of any dispute or disagreement with the company or management. The company will announce results for the third quarter of 2020 on our previously scheduled date of Thursday, November 5th, 2020.

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in the design and manufacturing of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. AE’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial, manufacturing, telecommunications, data center computing and healthcare. With engineering know-how and responsive service and support around the globe, the company builds collaborative partnerships to meet technology advances, propel growth for its customers and innovate the future of power. Advanced Energy has devoted more than three decades to perfecting power for its global customers and is headquartered in Denver, Colorado, USA. For more information, visit www.advancedenergy.com.

Advanced Energy | Precision. Power. Performance.

For more information, contact:

Brian Smith

Advanced Energy Industries, Inc.

(970) 407-6555

ir@aei.com

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com

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Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com